UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
September 14, 2007
PINNACLE AIRLINES CORP.
(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)
Delaware	001-31898	03-0376558
(Address of principal executive offices)	(Zip Code)
1689 Nonconnah Blvd, Suite 111 Memphis, TN	38132
Registrant’s telephone number, including area code
(901)-348-4100
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 14, 2007, Pinnacle Airlines Corp. and its operating subsidiaries (collectively, the “Company”), entered into a short-term pre-delivery payment financing facility (the “Facility”) with Export Development Canada (“EDC”) for an amount up to $41.5 million to finance certain pre-delivery payments to Bombardier, Inc. (“Bombardier”) under the Company’s aircraft purchase agreements.  Draws under the Facility will bear interest at the 3 month LIBOR rate plus 1.65%.  Upon execution, the Company received approximately $35.0 million as an advance under the Facility for pre-delivery payments previously paid to Bombardier.  The remaining $6.5 million will be drawn as the Company makes future pre-delivery payment obligations to Bombardier.  The Company will repay a portion of the Facility to EDC prior to the delivery of each related aircraft covered under the Facility.  The Company expects that the Facility will be fully repaid prior to June 30, 2008.

The Company anticipates entering into a supplemental pre-delivery payment financing facility (the “Supplemental Financing”) with EDC in late September or early October 2007 on similar terms to finance the remaining $38.5 million in pre-delivery payment obligations that it has under its purchase agreements with Bombardier.  Upon completion of the Supplemental Financing, the Company will draw $27.1 million related to pre-delivery payments previously paid to Bombardier.  The remainder of the Supplemental Financing will be drawn as the Company makes future additional pre-delivery payments to Bombardier.  Completion of the Supplemental Financing will satisfy the conditions necessary to increase the amount authorized for share repurchases under the Company’s stock repurchase program from $10 million to $30 million.

In accordance with generally accepted accounting principles, the Company will capitalize all interest expense related to the financing of pre-delivery payments as part of the acquisition cost of the related aircraft.  In addition, the Company will capitalize a portion of its interest expense from February 2007 through September 2007 to recognize the economic cost of pre-delivery payments for the period prior to entering into the Facility.  The Company does not anticipate any impact to its net income for the fourth quarter of 2007, as the increase in interest expense associated with the Facility and the Supplemental Financing will be capitalized.  However, the Company will capitalize approximately $1.4 million of its interest expense for the period of time between making initial pre-delivery payments to Bombardier and executing the Facility.  This adjustment will increase third quarter fully diluted earnings per share by approximately $0.04.  Approximately $0.7 million of this amount relates to the period from entering into the purchase agreements with Bombardier through June 30, 2007, and approximately $0.7 million relates to the third quarter of 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP.
(Registrant)

By: /s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer
September 20, 2007

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